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Tessera Technologies, Inc.

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On May 13, 2013, the following article written by Richard S. Hill, the chairman and interim chief executive officer of Tessera Technologies, Inc. (the “Company”), was published by Forbes. The Company distributed the article to stockholders and to all of its employees.

Don’t Turn My Company Into a Patent Troll!

This article is by Richard S. Hill, the chairman and interim chief executive of Tessera, a designer of semiconductor miniaturization technologies. He previously served as CEO of Novellus.

For perhaps the first time in U.S. corporate history, stockholders of a public company will vote on May 23 on whether to turn a technology innovator into a patent troll. As chairman and interim CEO of that company, Tessera Technologies, Inc., and as a man who spent my adult life creating stockholder value by serving customers in the marketplace rather than bushwhacking defendants in court, I pray that our stockholders vote no.

The upcoming vote pits the newly reconstituted board and turnaround management team at Tessera, a technology development and licensing firm that invented chip-scale packaging (CSP) technology for improved semiconductor performance in the 1990s and is now blazing a trail in advanced semiconductor interconnect technology, against a board takeover attempt by the activist hedge fund Starboard Value LP. Starboard is involved in similar coup d’état attempts at other intellectual property-rich firms, and once in charge, its modus operandi is to defund the company’s research and development for a quick gain at the cost of long-term performance—a practice I call cutting down the apple tree to harvest the apples.

Since its founding, in 1990, Tessera has built its success on an invention-plus- licensing business model, a model embraced by R&D firms such as Dolby and by universities like Stanford that license their technology for others to commercialize rather than build products themselves. Customers of our technology have included Intel, Samsung, Micron, SK Hynix, Texas Instruments, and other big manufacturers of semiconductor chips.

With some 3,000 issued and pending patents, Tessera is a non-practicing entity, or NPE, in much the same way that Thomas Edison and more than two-thirds of all the “great inventors” of the U.S. Industrial Revolution of the nineteenth century were. They, too, concentrated on invention and for the most part left the commercialization of their inventions to enterprises with the requisite manufacturing and other resources needed to build and sell products successfully.

To be sure, at times we have been forced to litigate to enforce our licensing agreements or to stop the infringement of our patented technologies. But our average annual litigation expense has still been far below that of most technology operating companies. And because we choose our battles carefully, when we have gone to court or to arbitration we have been very successful, recouping about $2.70 for every $1 spent on litigation.

But litigation is not our business. Developing new technology is.

Today we are deeply engaged in a turnaround campaign, which began last August in part thanks to some justifiable criticisms Starboard made of the way our business was run. Two seasoned CEOs, Tim Stultz and I, were recruited to the board, and Rick Neely was brought on as CFO. Since then we have cut costs wherever we can, including in R&D, although we still plan to spend 12% of revenues on R&D in our IP segment. We also shut down a mistaken plan to become a vertically integrated manufacturer of our DigitalOptics camera technology.

The results of this turnaround campaign have been encouraging, to say the least. We have a new technology partnership with Dell for our money-saving xFD technology and new long-term licensing agreements with SK Hynix plus a multiyear deal with Samsung to use our advanced face detection software in every Galaxy S4 phone sold worldwide. We have resolved disputes with AMD and Silicon Precision Industries and expect $180-$200 million in annual revenue from our intellectual property business, most of it recurring revenue. Our stock is up more than 30% since August, and our five-year 54% average operating margin in our IP segment beats all of our peers.

But Starboard’s plan is not simply to cut costs. It proposes to eviscerate Tessera’s R&D and rely instead on hyper-aggressive patent troll-style litigation to build revenues. In the words of Starboard’s own proposal, “Action #1” is to “reduce IP cost structure (R&D),” engage contingency fee lawyers (i.e., legal bounty hunters) to “take more assertive action” against customers and licensees, and “file additional infringement claims.”

In plain English, Starboard intends to turn Tessera into a patent troll and Tessera’s customers into defendants.

Dismissing concerns about its strategy, Starboard issued a letter on May 7 claiming that the term “patent troll” is irrelevant and “merely a derogatory term to describe an NPE.”

But is there really no difference between a legitimate NPE and a patent troll?

Not according to the International Trade Commission, which distinguishes between firms that “have done R&D or built prototypes . . . research institutions such as universities and laboratories . . . and start-ups that possess IP rights but do not yet manufacture a product,” versus firms “whose business model primarily focuses on purchasing and asserting patents.”

Not according to sponsors of the SHIELD Act pending in Congress, which would require trolls who don’t invent technology (as universities and other legitimate NPEs do) to pay a defendant’s legal costs if they file and lose a patent infringement suit.

And not according to Senator Chuck Schumer (D-New York), who introduced his “Patent Quality Improvement Act” just last week. It would ask the Patent and Trademark Office to reexamine (and revoke) patents asserted by patent trolls.

No, the term “patent troll” is not merely semantics. It is a material issue for IP-rich businesses such as ours, because calls for action against patent trolls are growing stronger in business and government circles. The extortionist behavior of trolls is already the target of congressional hearings, investigations by the Department of Justice, the Federal Trade Commission, and the Government Accountability Office, and major exposés in the mainstream media.

Tessera’s stockholders should consider carefully the significant political and legal threats to the value of their holdings that will arise if Starboard’s patent troll model is adopted.

I grew up on the South Side of Chicago and learned at an early age the importance of building things of lasting value rather than simply holding up others for whatever you can get. I took that lesson to heart during my 19-year career as CEO of the semiconductor equipment maker Novellus, where I grew revenues from $60 million annually to more than $1 billion a year before selling the company to Lam Research last year for $3 billion. I was happily retired until I saw something worth saving in Tessera and decided to help make a difference one more time. Wall Street knows me very well, and if I say that Tessera has a very bright future inventing smaller, faster, and cheaper technology for the electronics business, they can take that to the bank.

Now it’s up to Tessera’s stockholders to decide which path to pursue: invention or litigation. Washington and most of corporate America have already made their positions clear.